Exhibit 5.3

Hogan Lovells US LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, CO 80202 T +1 303 899 7300 F +1 303 899 7333 www.hoganlovells.com
December 10, 2010
Board of Directors
Hanesbrands Inc.
1000 East Hanes Mill Road
Winston-Salem, NC 27105
Ladies and Gentlemen:
This firm has acted as special Colorado counsel to Hanesbrands Direct, LLC, a Colorado limited liability company (the “Colorado Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Hanesbrands Inc., a Maryland corporation (the “Issuer”), and its subsidiaries listed in the Registration Statement, including the Colorado Guarantor, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed public offering of up to $1,000,000,000.00 in aggregate principal amount of the Issuer’s 6.375% Senior Exchange Notes due 2020 (the “Exchange Notes”) in exchange for up to $1,000,000,000.00 in aggregate principal amount of the Issuer’s outstanding 6.375% Senior Notes due 2020, and in connection with the related guarantee as to payment of principal, premium, if any, and interest on the Exchange Notes on an unsecured senior basis by the Colorado Guarantor (the “Colorado Guarantee”) and certain other guarantors under that certain Indenture (as defined below). The Exchange Notes and the Colorado Guarantee will be issued under an Indenture, dated as of August 1, 2008 (the “Base Indenture”), as supplemented by the Fourth Supplemental Indenture, dated as of November 9, 2010 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”) among the Issuer, the Colorado Guarantor and the other guarantors named therein, and Branch Banking and Trust Company, as trustee (the “Trustee”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies, facsimiles and electronic copies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. We have also assumed the validity and constitutionality of each statute covered by this opinion letter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on applicable provisions of the Colorado Limited Liability Company Act, as amended (the “Colorado LLC Law”). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. The Colorado LLC Law shall

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include the statutory provisions contained therein, all applicable provisions of the State of Colorado’s Constitution and the reported judicial decisions interpreting these laws.
Based on, subject to and limited by the foregoing, we are of the opinion that:
(a) The Colorado Guarantor is a limited liability company validly existing and in good standing as of December 10, 2010 under the laws of the State of Colorado.
(b) The Colorado Guarantor has the limited liability company power to execute, deliver and perform its obligations under the Indenture and the Colorado Guarantee.
(c) The execution, delivery and performance by the Colorado Guarantor of the Indenture and the Colorado Guarantee has been duly authorized by all necessary limited liability company action by the Colorado Guarantor, and the Indenture and the Colorado Guarantee have been duly executed and delivered on behalf of the Colorado Guarantor.
This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date hereof.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a party of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act. We further consent to the reliance by Kirkland & Ellis LLP on our opinions in rendering its opinions to the Board of Directors of the Issuer on the date hereof, it being understood that our opinion speaks only as of the date hereof and that no such reliance will have any effect on the scope, phrasing or originally intended use of our opinion.
Very truly yours,
/s/ HOGAN LOVELLS US LLP
HOGAN LOVELLS US LLP